Exhibit 19

LIPOCINE INC.
INSIDER TRADING POLICY
NOVEMBER 17, 2023

BACKGROUND

The Board of Directors of Lipocine Inc. (“Lipocine” or the “Company”) has adopted this Insider Trading Policy (the “Policy”) for our directors, officers, employees, consultants and their respective affiliates (including entities or trusts that own Company securities and are controlled by such persons) (“Covered Persons”), including those who serve in such capacities with any of the subsidiaries of Lipocine, with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The U.S. Securities and Exchange Commission, together with U.S. Attorneys, investigate and pursue insider trading vigorously. Cases have been successfully prosecuted against trading by employees at all levels through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The Company has adopted this Policy both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just the officers or directors of the Company).

It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Compliance Officer: Krista Fogarty, Corporate Controller, at (801) 994-7383 or her successor.

1. PENALTIES FOR NONCOMPLIANCE

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy Statement is absolutely mandatory.

Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term (up to 20 years) and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. Even for violations that result in a small or no profit, the SEC can seek substantial penalties from a company and/or its management and supervisory personnel as control persons.

Company-Imposed Sanctions. Compliance with the policies of the Company is a condition of continued employment or service with the Company of each employee, officer and director. An employee’s failure to comply with the Company’s insider trading policy will subject the employee to Company-imposed sanctions, which may include dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may also determine that specific conduct violates this Policy whether or not the conduct also violates the law. It is not necessary for the Company to wait for the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

2. SCOPE OF POLICY

Persons Covered. As a director, officer, employee or consultant of Lipocine or its subsidiaries this Policy applies to you and any of your affiliates, including any entities or trusts that you control that own shares of the Company’s stock. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Lipocine securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Lipocine securities). You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.

Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in Lipocine securities. It includes trading in the securities of other firms, such as customers or suppliers of Lipocine and those with which Lipocine may be negotiating material transactions, such as a corporate collaboration, license, acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms. The prohibition on insider trading in this Policy also applies to trading in the securities of all other companies from which you have obtained material nonpublic information in the scope of your employment.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities on hedging transactions such as put and call options and short and long sales, convertible debentures or preferred stock, and debt securities (debentures, bonds and notes).

Compliance Officer and Compliance Committee:

The Company has designated Krista Fogarty, Corporate Controller, as its Compliance Officer (the “Compliance Officer”). The Insider Trading Compliance Committee (the “Compliance Committee”) will consist of the Compliance Officer and Mahesh Patel, Chief Executive Officer. The Compliance Committee will review and either approve or prohibit all proposed trades by Covered Persons.

3. STATEMENT OF POLICY

No Trading on Inside Information. You may not trade in the securities of Lipocine, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with Lipocine. This Policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for the transactions of these other persons, and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

No Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. If the employee, officer or director has material, nonpublic information, the prohibition still applies. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.

Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, Lipocine ‘s board of directors has adopted certain Pre-Clearance Procedures. All directors, Executive Officers, officers, employees and consultants, may not engage in any transaction involving Lipocine’s securities (including an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Compliance Committee. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction whenever possible. However, the Compliance Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The Compliance Officer may not trade in Lipocine securities unless the Compliance Committee has approved the trade(s) in accordance with the procedures set forth in this Policy.

Stock Trading Periods (“Windows”), Blackouts and Related Procedures. All directors, officers, employees and consultants of the Company are subject to certain Windows-Related Procedures including certain Blackout periods when trading in Lipocine shares is prohibited. In general, directors, officers, employees and consultants of Lipocine are not restricted under this Policy from buying or selling the Company’s stock when the trading Window is open as long as they are not in possession of material nonpublic information and they first obtain pre-clearance for a proposed transaction from the Compliance Committee, as explained in this Policy.

However, directors, officers, employees and consultants may not buy or sell the Company’s stock when the Window is closed and a Blackout on trading is in place. The Insider Trading Policy Compliance Officer will notify directors, officers, employees and consultants, by e-mail or otherwise, that trading of Lipocine securities or any other company is prohibited (i.e. that the Window is closed and a Blackout on trading is imposed). Windows will generally be closed during the following time periods and may also be closed during times that the Company’s Compliance Committee, in consultation with Company management, deem appropriate (the “Special Blackout Period”).

The following closed trading Window applies to all directors, officers, which is defined to include the Chief Executive Officer, Chief Financial Officer, any Vice President or above of Lipocine, and all financial and accounting personnel of Lipocine and its subsidiaries:

● Quarterly Closed Window Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities during the period beginning the first day after quarter or year end, and ending after the second full business day following the public dissemination of the Company’s annual or quarterly financial results (either through a press release or by filing of the respective Form 8-K, Form 10-Q or 10-K for that quarter or year end).

The following trading Windows may apply to all directors, officers, employees and consultants:

● Closed Window Periods or Blackouts for Interim Earnings Releases and Event-Specific Releases. The Company may on occasion issue interim earnings guidance or other potentially material information such as execution of an important contract, important regulatory developments, clinical trial results, or important product development milestones, by means of a press release, SEC filing on Form 8-K, other SEC filing or other means designed to achieve widespread dissemination of the information. You should anticipate that the window will also be closed while the Company is in the process of assembling the information to be released until the second full business day following the release of that information by the Company.

● Closed Window Periods for Results of Clinical Trials. The Company will conduct clinical trials from time to time. To avoid the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities (1) during the period beginning with the last patient visit of each clinical trial and ending after the second full business day following the release of the results of such clinical trial by the Company, (2) at any time when you become aware that a clinical trial will be successful or unsuccessful, or any regulatory action related to the clinical trial by the Company, or (3) at any time when you are aware of material, non-public information relating to the efficacy or safety data of the clinical trials.

● Closed Window Periods for Regulatory and Commercial Events. You may not trade in the Company’s securities when you are in possession of material, non-public information relating to any regulatory filings, communications, actions, approvals or denials, or any manufacturing, clinical or commercial events or developments, product sourcing, or product launch dates until the second full business day following the release of that information by the Company.

● No insiders may disclose to any third party that the Special Blackout Period is designated.

Procedures Relating to Trades by Covered Persons and Regulatory filings. Regardless of the proposed timing or type of trade, no Covered Person may trade in Company securities until: (a) the person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s); (b) the person trading has certified to the Compliance Officer in writing at the time of such proposed trade(s) that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act; (c) the person trading has notified and received approval from the Compliance Committee for the filing of a Form 144 with the SEC; and (d) the Compliance Committee has approved the trade(s), and the Compliance Officer has certified such approval in writing.

Approved 10b5-1 Plan Exception. The trading restrictions in this Policy do not apply to transactions under a pre-exiting written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that meets the requirement described in Rule 10b5-1 and the following requirements:

●	it has been reviewed and approved by the Compliance Officer at least [five business days] in advance of being entered into (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least [five business days] in advance of being entered into);

●	it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. In no case will the cooling-off period for directors and officers exceed 120 days. For all other Covered Persons, if a cooling-off period is required under Rule 10b5-1, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan;

●	it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person was not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

●	it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

●	it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved 10b5-1 Plans, please contact the Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above.

Exceptions to Trading Prohibitions:

The prohibition on trading in Company securities during Blackout Periods, during Special Blackout Periods, or while otherwise in possession of material nonpublic information does not generally apply to the following. However, in order to ensure that you comply with this policy and the insider trading laws, you must still consult with the Compliance Officer prior to engaging in such transactions.

a.	purchases made under an employee stock purchase plan operated by the Company; provided, however, that the securities so acquired may not be sold during a Blackout Period or any Special Blackout Period; and

b.	acquisitions or dispositions of Company common stock under the Company’s 401(k) plan, which are made pursuant to standing instructions not entered into or modified during a Blackout Period or Special Blackout Period or while otherwise in possession of material nonpublic information.

4. DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Note that inside information has two important elements - (1) materiality and (2) public availability.

Materiality. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are set forth below but this list is not exhaustive – other information may be deemed material based upon the circumstances:

●	Financial information, including, but not limited to, revenue results, operating income or loss, or net income or loss;

●	Earnings that are inconsistent with the consensus expectations of the investment community or other earnings guidance, projections or budgets;

●	News about a significant contract or cancellation of an existing significant contract;

●	News about significant new services or lines of business;

●	The gain or loss of a significant supplier;

●	A pending or proposed merger, acquisition, joint venture or tender offer;

●	A pending or proposed acquisition or disposition of a significant asset(s) or facility;

●	A change in the Company’s dividend policy or the declaration of a stock split,

●	The implementation, change in or results of a Company stock buy-back;

●	A public or private offering of additional securities, borrowings, credit facilities or other financing transactions;

●	A change in the Board of Directors, senior management or any other major personnel changes;

●	Significant legal exposure due to actual, pending or threatened litigation; or

●	Impending bankruptcy or the existence of financial or liquidity problems.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

If you are unsure whether information is material, you should consult the ComplianceOfficer before making any decision to disclose such information or to trade in or recommend securities to which that information relates or assume that the information is material.

Public Availability.

Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact information has been disclosed to a few members of the public does not make it public for insider trading purposes. Nonpublic information may include:

●	Information available to a select group of analysts or brokers or institutional investors;

●	Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

●	Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company’s securities until Thursday. If an announcement was made on a Friday, Wednesday generally would be the first eligible trading day after the announcement.

5. ADDITIONAL GUIDANCE

Lipocine considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term, speculative transactions, including derivatives or hedges, in or related to the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in the

Company’s securities is subject to the following additional guidance.

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock, and therefore creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the director’s, officer’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions”).

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board of Directors. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Financial Officer for approval at least one week prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Exercising Employee Stock Options. You may exercise your vested options to purchase shares of common stock of the Company for cash. However, any sale of those shares is subject to the prohibition on trading in the securities under this Policy. This prohibition applies to cashless exercises and sales made to cover any tax liability arising from the exercise of the options. Thus, if you choose to exercise stock options when the Window is closed or you are in possession of material non-public information, then you must hold all of the shares of stock purchased upon such exercise until the Window is open or the inside information is no longer material or is publicly available.

Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. However, as previously explained in this Policy, trades by individuals in the Company’s securities that are executed pursuant to an Approved 10b5-1 Plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures and Windows.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition exists where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any director or officer of the Company wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board of Directors. Any request for pre-clearance of a margin account, pledge, or similar arrangement must be submitted to the Compliance Officer for approval at least one week prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

6. POST-TERMINATION TRANSACTIONS

This Policy continues to apply to your transactions in Lipocine securities even after you have terminated your employment or other services to Lipocine or its affiliates as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Lipocine securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to your transactions in Lipocine securities upon the expiration of any closed Window period that is applicable to your transactions at the time of your termination of employment or services.

7. UNAUTHORIZED DISCLOSURE

Maintaining the confidentiality of Lipocine ‘s information is essential for competitive, security and other business reasons, as well as to comply with securities laws and the confidentiality obligations you have promised to the Company upon commencing your employment or other affiliation with the Company. You should treat all information you learn about Lipocine or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose Lipocine and you to significant risk of investigation and litigation.

The timing and nature of Lipocine’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about Lipocine by the press, investment analysts or others in the financial community be made on Lipocine’s behalf only through authorized individuals.

Please consult Lipocine’s Regulation FD and Corporate Communication Policy for more details regarding its policy on speaking to the media, financial analysts and investors.

8. PERSONAL RESPONSIBILITY

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, Lipocine may take disciplinary action against you, including dismissing you for cause.

9. SECTION 16 RESTRICTIONS ON DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers of the Company and certain other persons identified by the Company from time to time must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act, and the Lipocine Section 16 Compliance Program administered by the Compliance Officer. The practical effect of these provisions is that Executive Officers, directors and such other persons who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material nonpublic information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16.

10. COMPANY ASSISTANCE

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Compliance Officer at 675 Arapeen Drive, Suite 202, Salt Lake City, Utah 84108 or (801) 994-7383. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

11. CERTIFICATION

All employees must certify their understanding of, and intent to comply with, this Policy. A copy of the certification that employees must sign is enclosed with this Policy. This Policy is dated as of the date set forth on the first page of the Policy.

LIPOCINE, INC.
INSIDER TRADING POLICY
CERTIFICATION

I hereby certify that:

1. I have read and understand the Lipocine Inc. Insider Trading Policy dated [●], 2023 (the “Policy”). I understand that the Compliance Officer and the outside legal counsel of Lipocine Inc. (the “Company”) are available to answer any questions I have regarding the Policy Statement.

2. I agree that I will comply with the Policy for as long as I am subject to such policy.

3. I understand that all of my trades must be preapproved by the Compliance Officer identified in the Policy or such other person as the Company may designate from time to time.

4. I agree that the Company may at any time and in its sole discretion issue a prohibition on trading in Company securities, and that the Company shall have full power and authority to cancel any outstanding orders, including good until cancelled orders, that I may place, but I understand that I have the sole responsibility for compliance with the Policy. I further agree and represent that I will never trade in Company securities while I am in possession of material nonpublic information regarding the Company.

5. This certification constitutes consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with the Policy.

Signature: _________________________________
Print Name: ________________________________
Date: _____________________________________